SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2008

ESMARK INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	001-33851	20-8626148
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1134 Market Street, Wheeling, WV	26003
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (304) 234-2400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

Amendment to the Wheeling-Pittsburgh Revolving Credit Facility

Wheeling Pittsburgh Corporation (“WPC”), a wholly-owned subsidiary of Esmark Incorporated (the “Company”), entered into the Seventh Amendment, dated as of January 31, 2008 (the “Seventh Amendment”), to the Amended and Restated Revolving Loan Agreement dated as of July 8, 2005, as amended (the “Revolving Loan Agreement”), by and among WPC, Wheeling-Pittsburgh Steel Corporation (“WPSC”), the Lenders signatory thereto from time to time, and General Electric Capital Corporation, as administrative agent, and the other agents party thereto. The Seventh Amendment provides for, among other things, the extension of the termination date for the commitments of the Lenders under the Revolving Loan Agreement to February 29, 2008 from January 31, 2008. The Seventh Amendment also modifies the Revolving Loan Agreement to (i) increase the pricing under the Revolving Loan Agreement to the highest existing margins currently under the pricing grid set forth in the Revolving Loan Agreement and (ii) add a new covenant that requires by February 15, 2008 (a) WPSC (or an affiliate) to have entered into commitments to refinance and to permit the refinancing of its material indebtedness, and (b) WPSC to enter into a definitive agreement to sell a certain designated non-strategic asset which it had previously been in negotiations to sell. The proceeds of such sale are required to retire outstanding debt pursuant to the terms of such material indebtedness if received prior to the refinancing such indebtedness.

Amendment to the ESSG Credit Agreement

Esmark Steel Service Group, Inc. (“ESSG”), a wholly-owned subsidiary of the Company entered into Amendment No. 3 to Credit Agreement, dated as of January 31, 2008 (the “Third Amendment”), to the Credit Agreement, dated as of April 30, 2007, as amended (the “ESSG Credit Agreement”), by and among ESSG and its subsidiaries and the Lenders party thereto, JPMorgan Chase Bank, N.A. as administrative agent, and the other agents and arrangers party thereto. The Third Amendment provides for, among other things, the extension of the Maturity Date from January 31, 2008 to February 29, 2008. The Third Amendment also modifies the ESSG Credit Agreement to add an event of default if WPSC is unable to comply with its new covenant in the Revolving Loan Agreement referenced above.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

ESMARK INCORPORATED

By:	/s/ Paul J. Mooney
Paul J. Mooney
Executive Vice President and Chief Financial Officer

Dated: February 1, 2008